Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Announces New Investment Venture with a Kemper Corporation Subsidiary

NEW YORK, May 09, 2017 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (“PFLT”) (NASDAQ:PFLT) today announced that it has formed a joint venture with Trinity Universal Insurance Company (“Trinity”), a subsidiary of Kemper Corporation (NYSE:KMPR) (“Kemper”), to create PennantPark Senior Secured Loan Fund I, LLC (“SSLF”). The joint venture is expected to invest primarily in middle market and other corporate debt securities, consistent with PFLT’s core origination and underwriting strategy.

PFLT and Trinity have committed to provide $100 million of subordinated notes and equity to the joint venture, with PFLT providing $87.5 million and Trinity providing $12.5 million. In addition, SSLF intends to seek up to $200 million in third party financing. PFLT and Trinity anticipate beginning to fund the joint venture’s portfolio with existing assets contributed from PFLT.

“SSLF is another strategic step toward our being an even more meaningful middle market direct lender and will expand our ability to serve middle market sponsor and borrower clients by providing them with larger senior loan solutions,” stated PFLT’s Chief Executive Officer, Arthur H. Penn, adding, “Growing SSLF should lead to a higher return on equity and net investment income per share at PFLT.  Additionally, SSLF further deepens our long standing relationship with the investment team at Kemper and demonstrates the value of our relationship.”

“We have invested with PennantPark’s platform over the years because of its experienced investment team in middle market direct lending,” commented John M. Boschelli, Kemper’s Senior Vice President and Chief Investment Officer. “We look forward to partnering with PFLT and growing this new joint venture in order to invest in an attractively structured, high-yielding vehicle in which we approve the underlying investments.”

About PennantPark Floating Rate Capital Ltd.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, PFLT may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

About Kemper Corporation

The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively offer insurance for home, auto, life, health and valuables; service six million policies; are represented by 20,000 agents and brokers; employ 5,750 associates dedicated to providing exceptional service, and; are licensed to sell insurance in 50 states and the District of Columbia. Learn more about Kemper at kemper.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:
Aviv Efrat
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com